Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No:04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of August 23, 2008
REVENUE
Gross Income			$217,643,454
Less Cost of Goods Sold			110,872,450
Ingredients, Packaging & Outside Purchasing	$63,048,255
Direct & Indirect Labor	35,605,903
Overhead & Production Administration	12,218,292
Gross Profit			106,771,004

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	48,649,519
Advertising and Marketing	2,229,566
Insurance (Property, Casualty, & Medical)	10,911,364
Payroll Taxes	4,197,707
Lease and Rent	2,931,542
Telephone and Utilities	1,121,688
Corporate Expense (Including Salaries)	6,530,129
Other Expenses	31,545,778	(i)
Total Operating Expenses			108,117,293
EBITDA			(1,346,289)
Restructuring & Reorganization Charges	3,312,770	(ii)
Depreciation and Amortization	4,381,405
Abandonment	114,762
Property & Equipment Impairment	-
Other( Income)/Expense	(48,961)
Gain/Loss Sale of Prop	-
Interest Expense	4,557,242
Operating Income (Loss)			(13,663,507)
Income Tax Expense (Benefit)	(378,455)
Net Income (Loss)			$(13,285,052)

CURRENT ASSETS
Accounts Receivable at end of period			$133,539,795
Increase (Decrease) in Accounts Receivable for period			(427,388)
Inventory at end of period			62,660,203
Increase (Decrease) in Inventory for period			1,521,336
Cash at end of period			22,654,610
Increase (Decrease) in Cash for period			1,671,193
Restricted Cash			21,077,933 (iii)
Increase (Decrease) in Restricted Cash for period			13,060

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			7,739,981
Increase (Decrease) Liabilities Subject to Compromise			1,183,374
Taxes payable:
Federal Payroll Taxes	$4,188,871
State/Local Payroll Taxes	2,611,220
State Sales Taxes	831,688
Real Estate and Personal Property Taxes	7,777,571
Other (see attached supplemental schedule)	2,921,679
Total Taxes Payable			18,331,029

See attached supplemental schedule for footnoted information.

IBC Other Taxes Payable - Supplemental Schedule for period ended August 23, 2008

Description	Amount

Use Tax	$563,315
Accr. Franchise Tax	512,906
Other Taxes	1,845,458

Total Other Taxes Payable	$2,921,679

3rd period
(i) Other Expenses included the following items:
Employee benefit costs	13,466,655
Facility costs (excluding lease expense)	834,098
Distribution/transportation costs	13,869,087
Local promotional costs	884,684
Miscellaneous	2,491,254
$$31,545,778

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	0
Other	173,461
Reorganization expenses
Professional fees	3,307,212
Interest expense	(13,305)
KERP	(152,932)
Other	(1,666)
$3,312,770

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $0.8 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF AUGUST 23, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended August 23, 2008 and balances of and period changes in certain of the Company’s accounts as of August 23, 2008, is preliminary and unaudited. This MOR should be read together and concurrently with the Company’s first quarter 2009 Form 10-Q that was filed with the Securities and Exchange Commission (SEC) on October 7, 2008 and the Company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on September 15, 2008 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR includes quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of August 23, 2008, the Company had borrowed $88.9 million under its $238.0 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of August 23, 2008, there were $136.6 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $12.5 million as of August 23, 2008.  (On September 12, 2008, the credit facility was amended to increase availability thereunder and extend the maturity date.  See Note 8.Debt to the Company’s financial statements included in its Form 10-Q for the first fiscal quarter of 2009 ended August 23, 2008 for additional information.)